EXHIBIT 99.1

Asbury Automotive Group, Inc.
Elects New Directors to Its Board

DULUTH, Ga., January 9, 2015 -- Asbury Automotive Group, Inc. (“Asbury” or “the Company”) (NYSE: ABG), one of the largest automotive retail and service companies in the United States, announced today the election of Joel Alsfine and Scott Thompson to the Company’s Board of Directors, effective January 7, 2015.

“We are pleased to welcome Joel and Scott to the Asbury Board. We believe that their business experience, proven leadership and financial expertise make them valuable additions,” said Thomas DeLoach, Chairman of the Board of the Company. “On behalf of the Asbury Board, we look forward to working with Joel and Scott as we execute our strategy to create enhanced value for Asbury shareholders.”

Mr. Alsfine said, “Asbury is a best-in-class company with strong automotive retail operations.  I am excited about joining the team and working to continue to drive performance and value for our shareholders.”

Mr. Thompson added, “I am thrilled to join the Asbury Board and look forward to applying my more than twenty years of automotive and specialty retailer experience to make meaningful contributions as a Director. Asbury is known in the industry for its record of growth and improving operating performance. I am excited about the Company’s future prospects.”

Joel Alsfine, 45, is a Partner at MSD Capital, L.P., the investment firm formed in 1998 to exclusively manage the capital of Michael Dell and his family, joining the firm in 2002.  From 2000 to 2002, Mr. Alsfine was Managing Director of TG Capital Corp.  Prior to 2000, Mr. Alsfine worked with McKinsey & Co. in New York and Fisher Hoffman Stride in Johannesburg, S.A.  Mr. Alsfine received his M.B.A. from the Stanford Graduate School of Business and his Bachelor of Commerce, with Honors in Accounting, from the University of the Witwatersrand (S.A.).

Mr. Thompson, 55, held the position of President & Chief Executive Officer of Dollar Thrifty Automotive Group, Inc., from 2008 to 2012 and served as CEO and Chairman until it was purchased by Hertz Global Holdings, Inc. (HTZ) in 2012. Prior to joining Dollar Thrifty, Mr. Thompson helped found Group 1 Automotive, Inc. (GPI), a specialty retailer in the automotive retailing industry, where he served as Executive Vice President, Chief Financial Officer and Treasurer from 1996 until 2004. From 1991 to 1996, Mr. Thompson served as Executive Vice President of Operations and Finance for KSA Industries, Inc. Mr. Thompson presently serves as a member of the Board of Directors for Houston Wire and Cable Co. and Conn’s, Inc. Mr. Thompson earned a Bachelor of Business Administration degree from Stephen F. Austin State University in Nacogdoches, Texas, and began his career with a national accounting firm.

About Asbury Automotive Group

Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Georgia, is one of the largest automotive retailers in the U.S. Asbury operates 83 dealerships, consisting of 104 franchises for the sale and servicing of 29 domestic and foreign brands of vehicles. Asbury also operates 25 collision repair centers and three stand-alone used vehicle stores. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

SOURCE Asbury Automotive Group, Inc.

PR Contact:
Kristi Griggs, Asbury Communications Liaison,
336-285-0210 Ext 105, pr@asburyauto.com

Investor Contact:
Matt Pettoni, VP & Treasurer,
770-418-8219, ir@asburyauto.com